Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May 25, 2021
Pricing Supplement Dated May __, 2021 to the Product Prospectus Supplement No. CCBN-1 Dated September 10, 2018, the Prospectus Supplement Dated September 7, 2018 and the Prospectus Dated September 7, 2018
$ Issuer Callable Contingent Coupon Barrier Notes Linked to the American Depositary Shares of Alibaba Group Holding Limited, Due June 2, 2023 Royal Bank of Canada

Royal Bank of Canada is offering Issuer Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the American Depositary Shares (the “Reference Stock”) of Alibaba Group Holding Limited (the “Reference Stock Issuer”). The Notes are our senior unsecured obligations, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, and “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated September 10, 2018 and page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	May 27, 2021	Principal Amount:	$1,000 per Note
Issue Date:	June 2, 2021	Maturity Date:	June 2, 2023
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below.
Valuation Date:	May 30, 2023	Contingent Coupon Rate:	10.85% per annum
Initial Stock Price:	The closing price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Trigger Price and Coupon Barrier:	70% of the Initial Stock Price.
Contingent Coupon:
If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price is less than the Trigger Price.
If the Final Stock Price is less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors in the Notes will lose some or all of their principal amount if the Final Stock Price is less than the Trigger Price.

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Call Feature:	The Notes may be called at our discretion on any Coupon Payment Date beginning in December 2021 (other than the final Coupon Payment Date), if we send prior written notice, as described below.
CUSIP:	78013GP82
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	1.50%	$
Proceeds to Royal Bank of Canada	98.50%	$
(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $985 and $1,000 per $1,000 in principal amount.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC (“RBCCM”), acting as our agent, would receive a commission of approximately $15 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $15 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $915.32 and $965.32 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Issuer Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the American Depositary Shares of Alibaba Group Holding Limited.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date:	May 27, 2021
Issue Date:	June 2, 2021
Valuation Date:	May 30, 2023
Maturity Date:	June 2, 2023
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•         If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•         If the closing price of the Reference Stock is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	10.85% per annum (2.7125% per quarter)
Observation Dates:	Quarterly, on August 27, 2021, November 29, 2021, February 28, 2022, May 27, 2022, August 29, 2022, November 28, 2022, February 27, 2023 and the Valuation Date.
Coupon Payment Dates:	The Contingent Coupon, if payable, will be paid quarterly on September 1, 2021, December 2, 2021, March 3, 2022, June 2, 2022, September 1, 2022, December 1, 2022, March 2, 2023 and the Maturity Date.
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:
The Notes may be called at our discretion on any Coupon Payment Date beginning in December 2021 (other than the final Coupon Payment Date) if we send written notice to the trustee at least three business days prior to that Coupon Payment Date.

Payment if Called:
If the Notes are called, then, on the applicable Coupon Payment Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Coupon Payment Date (if payable).

Initial Stock Price:	The closing price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

P-2	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Trigger Price and Coupon Barrier:	70% of the Initial Stock Price.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price:
•         If the Final Stock Price is greater than or equal to the Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•      If the Final Stock Price is below the Trigger Price, you will receive at maturity, for each $1,000 in principal amount the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the Cash Delivery Amount. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash. The value of the cash or shares that you will receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the Trade Date to the Valuation Date.
Investors in the Notes will lose some or all of their principal amount if the Final Stock Price is less than the Trigger Price.

Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement. Fractional shares will be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid contingent income-bearing derivative contract linked to the Reference Stock for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

P-3	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 10, 2018, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038091/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Reference Stock, assuming the following terms and that the Notes are not called prior to maturity:
Hypothetical Initial Stock Price:	$100.00*
Hypothetical Physical Delivery Amount:	10 shares ($1,000 divided by $100)
Hypothetical Trigger Price and Coupon Barrier:	$70.00, which is 70% of the hypothetical Initial Stock Price
Contingent Coupon Rate:	10.85% per annum (or 2.7125% per quarter)
Contingent Coupon Amount:	$27.125 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price. The actual Initial Stock Price will be set forth on the cover page of the final pricing supplement relating to the Notes.
Hypothetical Final Stock Price	Percentage Change of the Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$150.00	50.00%	$1,027.125*	n/a	n/a
$140.00	40.00%	$1,027.125*	n/a	n/a
$130.00	30.00%	$1,027.125*	n/a	n/a
$120.00	20.00%	$1,027.125*	n/a	n/a
$110.00	10.00%	$1,027.125*	n/a	n/a
$100.00	0.00%	$1,027.125*	n/a	n/a
$90.00	-10.00%	$1,027.125*	n/a	n/a
$80.00	-20.00%	$1,027.125*	n/a	n/a
$70.00	-30.00%	$1,027.125*	n/a	n/a
$69.99	-30.01%	Physical or Cash Delivery Amount	10	$699.90
$60.00	-40.00%	Physical or Cash Delivery Amount	10	$600.00
$50.00	-50.00%	Physical or Cash Delivery Amount	10	$500.00
$40.00	-60.00%	Physical or Cash Delivery Amount	10	$400.00
$30.00	-70.00%	Physical or Cash Delivery Amount	10	$300.00
$20.00	-80.00%	Physical or Cash Delivery Amount	10	$200.00
$10.00	-90.00%	Physical or Cash Delivery Amount	10	$100.00
$0.00	-100.00%	Physical or Cash Delivery Amount	10	$0.00
* Including the final Contingent Coupon, if payable.

P-6	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Reference Stock increases by 25% from the Initial Stock Price of $100.00 to a Final Stock Price of $125.00. Because the Final Stock Price is greater than the Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Reference Stock.
Example 2: The price of the Reference Stock decreases by 10% from the Initial Stock Price of $100.00 to a Final Stock Price of $90.00. Because the Final Stock Price is greater than the Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Reference Stock.
Example 3: The price of the Reference Stock decreases by 60% from the Initial Stock Price of $100.00 to a Final Stock Price of $40.00. Because the Final Stock Price is less than the Trigger Price and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and the investor receives 10 shares of the Reference Stock at maturity, or at our option, the Cash Delivery Amount, calculated as follows:
Physical Delivery Amount x Final Stock Price = 10 x $40.00 = $400.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on theoretical prices of the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes.

P-7	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section “Risk Factors,” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose All or a Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Reference Stock between the Trade Date and the Valuation Date. If the Notes are not called and the Final Stock Price is less than the Trigger Price, the value of the shares of the Reference Stock or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the Trade Date to the Valuation Date. If you receive shares of the Reference Stock, their value could decrease between the Valuation Date and the Maturity Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Issuer Call — We may call the Notes at our discretion on any Coupon Payment Date beginning in December 2021 (other than the final Coupon Payment Date). If the Notes are called, then, on the applicable Coupon Payment Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Coupon Payment Date. You will not receive any Contingent Coupons after that payment. You may be unable to reinvest your proceeds from the call in an investment with a return that is as high as the return on the Notes would have been if they had not been called. We are more likely to call the Notes if we anticipate that the yield on the Notes will exceed that payable on our conventional debt securities.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of the Reference Stock on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price will be less than the Trigger Price.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stock. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an issuer call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Coupon Payment Date. Since the Notes could be called as early as the second Coupon Payment Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the price of

P-8	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
the Reference Stock increases after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Stock, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuer, including making loans to or providing advisory services. These services could include investment banking

P-9	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.
Risks Relating to the Reference Stock
•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer — We are not affiliated with the Reference Stock Issuer. However, we and our affiliates may currently, or from time to time in the future, engage in business with the Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stock. The Reference Stock Issuer is not involved in this offering and has no obligation of any sort with respect to your Notes. The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Payments on the Notes Are Subject to Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
There Are Risks Associated with Investments in Securities Linked to the Value of Securities Issued by a Non-U.S. Company — The Reference Stock is issued by a non-U.S. company. Investments in securities linked to the value of any equity securities issued by a non-U.S. company involve risks associated with the home country of that company. The prices of securities issued by a non-U.S. company may be affected by political, economic, financial and social factors in the applicable country, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. That country may be subjected to different and, in some cases, more adverse economic environments.

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An Investment in the Notes May Become Subject to Executive Orders, Statutes and Regulations that Could Adversely Affect Your Investment in the Notes — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. Although we do not believe that the Notes are subject to those executive orders at this time, it is possible that those executive orders could be expanded or modified to include the Reference Stock and, therefore, the Notes. Under those circumstances, the Reference Stock could be de-listed, the value of the Notes could be adversely affected and transactions in, or holdings of, the Notes may become prohibited under U.S. law. You may suffer significant losses if the Reference Stock is de-listed or if you are forced to divest the Notes when the value of the Notes declines.

In addition, companies such as the Reference Stock Issuer are subject to U.S. statutes and regulations that may impact their trading prices, such as the “Holding Foreign Companies Accountable Act.”  Under some circumstances, this statute requires the SEC to prohibit U.S. trading in certain Chinese companies.  While we do

P-10	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
not currently expect this to occur during the term of the Notes, there is no assurance that any present or future U.S. statutes or regulation will not adversely affect the trading prices, or trading in general, of companies such as the Reference Stock Issuer.

P-11	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada

INFORMATION REGARDING THE REFERENCE STOCK ISSUER
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuer is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stock set forth below from Bloomberg Financial Markets.
Alibaba Group Holding Limited (“BABA”)
Alibaba Group Holding Limited provides internet infrastructure, e-commerce, online financial, and internet content services through its subsidiaries. It is organized in the Cayman Islands and operates principally in China.
The company’s American Depositary Shares are listed on the New York Stock Exchange under the ticker symbol “BABA.”

P-12	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Historical Information
The graph below illustrates the performance of the Reference Stock from September 19, 2014 (the date that the Reference Stock commenced trading) to May 24, 2021. The closing price of the Reference Stock on May 24, 2021 was $210.44. The red line represents a hypothetical Coupon Barrier and Trigger Price of $147.31, which is equal to 70% of the Reference Stock on May 24, 2021, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of the Reference Stock on the Trade Date.

P-13	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-14	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about June 2, 2021, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

P-15	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-16	RBC Capital Markets, LLC